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Exhibit 99

ORIENT-EXPRESS HOTELS LTD.
(the "Company")

Corporate Governance Guidelines
(As adopted by the Board of Directors on October 4, 2004.)

        The Board of Directors (the "Board") of the Company has adopted the following Corporate Governance Guidelines to promote the effective functioning of the Board and its committees.

I.    DIRECTOR QUALIFICATIONS AND INDEPENDENCE

        A majority of the members of the Board shall be "independent directors" as determined by the Board substantially in accordance with the listing standards of the New York Stock Exchange (the "NYSE") as described on Exhibit A attached to these Guidelines. The Company shall disclose the Board's determination of director independence in each year's Form 10-K annual report of the Company.

II.    DIRECTOR RESPONSIBILITIES

        The Board is elected by the shareholders. The primary responsibility of the Board is to exercise its duty to act in the best interests of the Company as determined by the Board in the Directors' reasonable judgment.

        Board members are expected to attend Board meetings and meetings of committees on which they serve, and to meet as frequently as necessary to discharge properly their responsibilities. Materials and information that are important to the Board's understanding of the business to be conducted at a Board or committee meeting should generally be distributed to the Directors in advance of the meeting. Directors should review these materials prior to the meeting.

III.    BOARD COMMITTEES

        The Board shall have an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. All of the members of these committees shall be "independent directors" in accordance with Exhibit A attached to these Guidelines.

IV.    BOARD EXECUTIVE SESSIONS

        The nonexecutive Directors of the Board shall meet at regularly scheduled executive sessions without the executive Directors or other Company management present. The Company shall disclose the method by which interested parties may communicate directly with the Company's nonexecutive Directors in each year's Form 10-K annual report of the Company.

V.    DIRECTOR ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

        Directors shall have full and free access to the Company's senior management, officers and employees.

        The Board and the Audit Committee have the authority to consult with and hire independent legal, financial or other advisors as the Board or its committees deem appropriate.

VI.    DIRECTOR COMPENSATION

        The form and amount of Director compensation will be determined by the Board. The Board shall conduct an annual review of Director compensation.

        The Board should compare the Directors' compensation with that of other public companies of comparable size.

VII.    DIRECTOR ORIENTATION AND CONTINUING EDUCATION

        The Company shall provide educational opportunities to Directors to be informed about the Company's activities and to perform their duties, as well as orientation materials and briefings for new Directors.

VIII.    MANAGEMENT EVALUATION AND SUCCESSION

        The Compensation Committee shall conduct an annual performance review of the senior executives.

        The Board shall be responsible for considering and establishing policies and plans regarding the succession of the Company's senior management, and the policies and plans regarding succession in the event of emergency or the unexpected retirement of the Company's President or Chairman.

IX.    REPORTING VIOLATIONS

        Any executive officer of the Company that becomes aware of any material non-compliance with any of the applicable provisions of the Corporate Governance listing standards of the NYSE must promptly notify the President, Chairman or the Board.

X.    ANNUAL PERFORMANCE EVALUATION OF THE BOARD

        The Board will review the performance of the Board and its committees annually to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee will oversee the evaluation of the Board and committee evaluation process.

XI.    PUBLICATION

        The Company shall publish these Corporate Governance Guidelines on the Company's website, along with the Charters of the Board's Audit Committee, Nominating and Governance Committee and Compensation Committee and the Company's Code of Business Conduct, and disclose their availability either on the website or from the Company Secretary in each year's Form 10-K annual report of the Company.

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Exhibit A

Requirements for Director Independence

        A Director will be considered independent only if the Board of Directors (the "Board") has affirmatively determined that the Director has no material relationship with Orient-Express Hotels Ltd. or any subsidiary (the "Company") either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. In addition, Directors with the following relationships will not be deemed independent:

  •
  a Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

  •
  a Director has received, or has an immediate family member who has received, during any 12-month period within the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  a Director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor, a Director is a current employee of such a firm, a Director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice, or a Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

  •
  a Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that other company's compensation committee; or

  •
  a Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

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ORIENT-EXPRESS HOTELS LTD. (the "Company") Corporate Governance Guidelines (As adopted by the Board of Directors on October 4, 2004.)
Exhibit A Requirements for Director Independence